Exhibit 99.1

Acuity Brands, Inc. 1170 Peachtree Street, NE

Suite 2400
Atlanta, GA 30309

Tel: 404 853 1400
Fax: 404 853 1440

AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS PROVIDES STRATEGIC UPDATE

AND BUSINESS OUTLOOK

ATLANTA, February 22, 2005 – Acuity Brands, Inc. (NYSE: AYI) announced today that it is accelerating the implementation of key elements of its ongoing restructuring program, which is an integral part of its long-term growth strategy and performance improvement efforts. Vernon J. Nagel, Chairman and Chief Executive Officer of Acuity Brands, said, “While we have made solid progress in our transformation, we are not satisfied with our level of performance. By accelerating our restructuring, Acuity Brands expects to significantly improve operating efficiencies, resulting in enhanced customer service, greater productivity, and higher returns for our shareholders.” As part of this program, Acuity Brands expects to take a pretax charge of approximately $17 million (or $0.25 per diluted share) in its second quarter ending February 28, 2005 to reflect the costs associated with the elimination of approximately 1,100 positions worldwide, including almost 15% of its salaried workforce. The Company expects that this action will reduce its operating costs by at least $13 million in the second half of fiscal 2005 and approximately $50 million annually by the end of calendar year 2005. The ongoing company-wide restructuring, which includes facility consolidations and process improvement initiatives, involves its business units, Acuity Brands Lighting (ABL) and Acuity Specialty Products (ASP), as well as its corporate office.

Nagel further commented that, “The announcement of this acceleration is to make clear to our key stakeholders the magnitude of the opportunity we still have to improve our operating and financial performance and to assure our customers of our continued commitment to competitively deliver market-leading products and services while investing in future innovations. As we move forward, we are taking extra precautions to ensure that customer service remains our top priority. Our goal is to expand our industry-leading capabilities for our customers while creating a company capable of delivering substantially better returns for our shareholders and a brighter future for our employees. While decisions to eliminate jobs are never easy, this action is essential if we are to be a stronger, more effective organization. In order for us to achieve our long-term goals, we will need to further consolidate our supply chains and better leverage our organizational capabilities. This restructuring program may result in additional charges for the potential consolidation of certain plants and other facilities, beyond that which has already been announced.

“We previously projected that operating results in the first half of our fiscal year would be essentially flat compared to last year, and results for the first quarter were consistent with that projection. That projection did not include the charge announced today. As we currently review our operating performance, we see increasing strength in the Company’s more traditional markets, consistent with industry trends. However, challenges remain in certain product lines and channels, particularly the home improvement channel where shipments and profitability trail last year. We have implemented corrective actions; however, they will not be sufficient to offset our quarterly performance to date. In addition, we have commenced a program to reduce inventory levels due to the positive impact of process improvement programs. We expect that this may result in lower absorption of factory overhead costs creating a drag on operating profit in the current quarter and for the balance of fiscal 2005. Finally, cost increases for raw materials and other expenses during the second quarter have outpaced realized price increases at both ABL and ASP. Our most recent price increases, which generally phase in over a three-month period, will not fully benefit the Company’s results until the third quarter of fiscal 2005. As a result of these combined factors, we now expect our second quarter results, before the impact of the charge announced today, to be approximately break-even or perhaps a slight loss. While our expected results for the second quarter did not bring about our decision to eliminate positions in connection with our restructuring, they did cause us to be more aggressive in accelerating our restructuring program.

“We believe that we are positioned to realize the full benefits of the emerging strength in our more traditional markets and the impact of previously announced price increases. We anticipate that in the second half of fiscal 2005 the benefits of ongoing process improvements and accelerated restructuring initiatives will offset some of the challenges we continue to face in certain other product lines and channels. Therefore, excluding the potential impact of our inventory reduction program noted earlier, we continue to expect that our results in the second half will be more indicative of our future performance and more consistent with our long-term performance goals. We are confident that our actions, as well as the commitment of our employees to be the best, will result in a strong and vibrant future for Acuity Brands.”

Conference Call

The Company will host a conference call this afternoon at 4:00 p.m. ET to discuss today’s announced strategic update and business outlook. Interested parties may listen to this call live today or hear a replay until March 15, 2005 at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2004 net sales of over $2.1 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial™, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,000 people and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This press release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. securities laws, including statements made concerning: (a) improvements in operating efficiencies that are expected to result in enhanced customer service, greater productivity, and higher returns for shareholders; (b) the estimated pretax charge of approximately $17 million (or $0.25 per diluted share) to be recorded in the second quarter ending February 28, 2005 to reflect the costs associated with the elimination of approximately 1,100 positions worldwide, including almost 15% of the Company’s salaried workforce; (c) future benefits of the reduction in workforce, including a reduction in operating costs by at least $13 million in the second half of fiscal 2005 and approximately $50 million annually by the end of calendar year 2005; (d) the goal of expanding industry-leading capabilities for customers while creating a company capable of delivering substantially better returns for shareholders and a brighter future for employees; (e) the need to further consolidate the Company’s supply chains and better leverage organizational capabilities; (f) the expectation that the restructuring program may result in additional charges for the potential consolidation of certain plants and other facilities, beyond that which has already been announced; (g) the expectation that the program to reduce inventory levels may result in lower absorption of factory overhead costs creating a drag on operating profit in the current quarter and for the balance of fiscal 2005; (h) the benefits of price increases in the third quarter of fiscal 2005; (i) the expected second quarter results, before the impact of the charge announced today; (j) the anticipation that the benefits of ongoing process improvements and accelerated restructuring initiatives will offset challenges in certain product lines and channels; and (k) the expectation that second half results will be more indicative of future performance and more consistent with long-term performance goals.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; market demand; litigation and other contingent liabilities; the Company’s ability to realize the anticipated benefits of initiatives expected to reduce costs, improve profits, enhance customer service, increase manufacturing efficiency, reduce debt, and expand product offerings and brands in the market through a variety of channels; the risk that the Company will be unable to execute its various initiatives within expected time frames; and economic, political, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 6, 2005.